      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2001



                                                      REGISTRATION NO. 333-60360

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                                  NETZEE, INC.
             (Exact name of registrant as specified in its charter)
                           -------------------------

              GEORGIA                     58-2488883
   (State or other jurisdiction        (I.R.S. Employer
         of incorporation)              Identification
                                            Number)

                       6190 POWERS FERRY ROAD, SUITE 400
                             ATLANTA, GEORGIA 30339
                                 (770) 850-4000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   DONNY R. JACKSON, CHIEF EXECUTIVE OFFICER
                                  NETZEE, INC.
                       6190 POWERS FERRY ROAD, SUITE 400
                             ATLANTA, GEORGIA 30339
                                 (770) 850-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------
                                    COPY TO:

                             MARK D. KAUFMAN, ESQ.
                            JEFFREY M. TAYLOR, ESQ.
                        SUTHERLAND ASBILL & BRENNAN LLP
                           999 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30309-3996
                                 (404) 853-8000
                              (404) 853-8806 (FAX)
                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable from time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

    If this Form is registering additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
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                                                         PROPOSED
                                                         MAXIMUM
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO       OFFERING PRICE       PROPOSED MAXIMUM           AMOUNT OF
        TO BE REGISTERED            BE REGISTERED      PER UNIT(1)        AGGREGATE PRICE(1)      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
  share(2)....................          40,000            $4.48              $179,200.00               $44.80
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on April 30, 2001.


(2)The above share amounts and maximum offering prices have been adjusted to reflect a 1-for-8 reverse stock split effected on May 16, 2001. There is no change in the amount of the resulting registration fee, which was previously paid.

                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 22, 2001



                                 40,000 Shares


                                  NETZEE, INC.

                                  Common Stock

                           -------------------------

     The shareholders of Netzee, Inc. identified in this prospectus may offer and sell these shares from time to time. See "Selling Shareholders." The selling shareholders acquired their shares in connection with our acquisition of Card Plus, Inc. on July 28, 2000.


     The selling shareholders will receive all of the net proceeds from the sale of these shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of these shares. We will not receive any of the proceeds from the sale of the shares, except as otherwise described in "Use of Proceeds."



     Our common stock is quoted on the Nasdaq National Market under the symbol "NETZD." Our trading symbol will become "NETZ" after a period of 20 trading days beginning May 16, 2001. On May 16, 2001, the last reported sale price of our common stock was $3.89 per share.


                           -------------------------


     INVESTING IN OUR COMMON STOCK INVOLVES MANY RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THESE RISKS.


                           -------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of Netzee common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                The date of this Prospectus is           , 2001

                                    SUMMARY


     This summary highlights information contained in documents that we have incorporated by reference into this prospectus. You should carefully read and consider all of the information included in this prospectus and in the documents incorporated by reference in this prospectus before deciding to invest in shares of our common stock. See "Where You Can Find More Information."


     We have adjusted all common stock share amounts and per share prices in this prospectus to reflect a 1-for-8 reverse stock split effected on May 16, 2001. Actual post-split share amounts may vary slightly from those included in this prospectus due to upward rounding of fractional shares.


GENERAL

     We provide Internet-enabled software products to community financial institutions in the United States with assets of less than $10 billion. Our Internet banking product provides a cost-effective, outsourced, secure and scalable solution that enables community financial institutions to offer their customers a wide array of financial products and services over the Internet. We also offer telephone banking products and services to allow community financial institutions an additional channel for communication with their customers. Collectively, these services are referred to as our "retail suite" of products.

     To compliment our retail suite of products, we also provide a suite of wholesale support applications that enable community financial institutions to create internal efficiencies and provide key employees with information to better manage banking operations. These applications include Internet-based bond portfolio accounting and analytics and asset/liability management tools as well as our Bank Mall(TM) product which provides access to key information and services.

     We also provide our financial institution customers with marketing and training packages individually designed to increase the number of their customers who use our Internet products and services.

     We were incorporated in Georgia in August 1999. Our principal executive offices are located at 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339, and our telephone number is (770) 850-4000. Our corporate web site address is http://www.netzee.com. We are not incorporating the information on our web site into this prospectus, and we do not intend to make any of that information a part of this prospectus.

THE NETZEE STRATEGY


     Our goal is to become the leading provider of Internet banking and Internet commerce products and services to community financial institutions. Our growth will be driven by both the adoption of our products inside community financial institutions and the use of our retail suite by the customers of our community financial institution customers. Our strategy includes:


     - capitalizing on strategic marketing alliances with bankers' banks and other partners;

     - cross-selling additional products and services to existing customers;

     - increasing community financial institution end user adoption; and

     - expanding and enhancing our products and services.

FORMATION OF NETZEE

     Netzee was formed as a Georgia corporation in August 1999 to be merged with Direct Access Interactive, Inc., a company that was formed in October 1996 to provide Internet and telephone banking products and services. The InterCept Group, Inc. acquired Direct Access in March 1999 as a wholly owned subsidiary. InterCept currently owns approximately 28% of our common stock. In 1999 and 2000, we also acquired the following assets or operations:

     - the Internet and telephone banking assets of SBS Corporation, which provided automated technology products and services, including Internet and telephone banking systems, to community financial institutions nationwide;

     - the Internet Banking Divisions of each of TIB The Independent BankersBank and The Bankers Bank, each of which is a "bankers' bank." A bankers' bank is a bank that exclusively serves and is owned by financial institutions;

     - Call Me Bill, LLC, which provides 24-hour electronic bill payment services to financial institutions' customers;

     - Dyad Corporation, which developed, among other things, proprietary loan application, approval and fulfillment software;

     - DPSC Software, Inc., which provided regulatory reporting and support applications for community financial institutions (these assets were sold to InterCept in February 2001);

     - Digital Visions, Inc., which provided Internet-based financial information tools for community financial institutions;

     - Card Plus, Inc., which provided outsourced software and systems development and related consulting services; and


     - the Internet banking and electronic bill payment assets of John H. Harland Company.



RECENT DEVELOPMENTS



  Disposition of Assets



     On May 8, 2001, we sold certain assets of our Elizabethtown, Kentucky-based bill payment operations to iPay, LLC as part of our continuing consolidation program. iPay paid us approximately $1.3 million in cash for these assets and assumed certain related operating liabilities. Proceeds from the sale were used to pay down outstanding principal balances on our revolving credit facility.



     The assets sold consisted of approximately 190 contracts with financial institutions and multi-family apartment complexes solely to process bill payment transactions over the Internet or the telephone, together with associated operating software, hardware and other fixed assets. We did not provide our core Internet banking or cash management products and services to these customers, most of which received these services from another provider. During the first quarter of 2001, these contracts contributed approximately $175,000 in revenue.



  Additions to Senior Management


     On April 9, 2001, Kevin R. Lee was appointed as Senior Vice President of Operations. Mr. Lee is responsible for implementation, customer service, technical support, product management, bill payment services, telecommunications and data center operations. Prior to joining Netzee, from October 1999 until April 2001, Mr. Lee was Chief Information Officer of MaxRate.com, a business that developed an Internet-based exchange for certificates of deposit. From June 1993 to September 1999, Mr. Lee worked for Andersen Consulting LLP, providing consulting services to the financial service industry.


     On May 7, 2001, W. Todd Shiver was appointed as Senior Executive Vice President -- Sales. Mr. Shiver will direct all of our sales efforts for both financial institutions and end users. From July 2000 to May 2001, Mr. Shiver was Senior Vice President -- National Bank Sales Manager of Towne Services, Inc., where he was in charge of acquiring bank partners for the distribution of accounts receivable management services. From February 1996 to December 2000, Mr. Shiver was employed by The Bankers Bank located in Atlanta, Georgia, most recently as Senior Vice President -- Sales Manager. Mr. Shiver was responsible for management and training of bank sales representatives, development and introduction of new products, strategic planning and third party provider relationships. Initially, Mr. Shiver worked in the marketing department of The Bankers Bank, implementing all correspondent service options to over 1,200 community banks in the Southeast.

                                  RISK FACTORS


     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information presented in or incorporated by reference into this prospectus, in deciding whether to invest in our common stock. Each of these factors could adversely effect our operations, the market price of our common stock and our financial results, and could result in a complete loss of your investment.


BECAUSE WE HAVE A LIMITED OPERATING HISTORY IN A RAPIDLY EVOLVING INDUSTRY, IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS


     We were incorporated in August 1999 as the successor to a company which had operated only since October 1996. We have largely grown our operations since August 1999 through our acquisitions. See "Formation of Netzee." Because key members of our management team came from different entities, the members of our senior management team have only worked together for a relatively short time. Therefore, it is difficult to evaluate us and our prospects. An investor in our common stock must consider the risks we face as a company operating in the rapidly evolving Internet banking and Internet-commerce markets. These risks include our inability to:

     - operate profitably;

     - integrate successfully the operations we have acquired and the personnel that have joined us as a result of these acquisitions;

     - develop, test, market and sell our products and services;

     - expand successfully our sales and marketing efforts;

     - maintain our current, and develop new, strategic marketing alliances;

     - promote acceptance of our Internet based services by our community financial institution customers and their customers;

     - respond effectively to competitive pressures; and

     - continue to develop and upgrade our technology.

     We may not succeed in achieving any or all of these goals. We may never achieve or sustain profitability.


WE HAVE A HISTORY OF LOSSES AND ANTICIPATE LOSSES IN THE FUTURE, AND WE MAY NEVER BECOME PROFITABLE


     We incurred net losses of approximately $97.2 million for the year ended December 31, 2000 and $20.4 million for the three months ended March 31, 2001. We may incur significant operating losses in the foreseeable future. We will need to generate significant revenues to achieve and maintain profitability, and we cannot give assurances that we will be able to do so. Our revenues for the year ended December 31, 2000 and the three months ended March 31, 2001 were approximately $19.9 million and $7.5 million, respectively, and our cash operating expenses, excluding restructuring costs, for the year ended December 31, 2000 and the three months ended March 31, 2001 were approximately $34.4 million and $10.1 million, respectively. If our revenues grow more slowly than we anticipate or if we cannot reduce our operating expenses as expected, our financial performance will be adversely affected.


WE ARE CURRENTLY EXPERIENCING A PERIOD OF SIGNIFICANT OPERATIONAL REDUCTIONS THAT MAY PLACE A STRAIN ON OUR ABILITY TO ACHIEVE REVENUE GROWTH AND PROFITABILITY


     We previously experienced significant growth in our operations through acquisitions in 1999 and 2000. Our recent reorganization and the resulting reduction in personnel and facilities is placing and will continue to place additional demands on our management and operational ability. Our current management, sales, technical and accounting resources may not be adequate to support our anticipated revenue growth. Our future operating results will substantially depend on the ability of our management to handle changing business conditions and to implement and improve our systems. To manage these changes effectively, we must:

     - predict accurately the growth in the demand for our products and related services and our capacity to address that demand;

     - motivate, manage and retain key employees;

     - transfer and install equipment in different facilities as a result of the consolidation of our facilities;

     - continue to integrate our management team;

     - integrate the operations and personnel of any other businesses we acquire; and

     - respond effectively to changes in the industry.


OUR RELATIONSHIPS WITH INTERCEPT AND HARLAND MAY PRESENT POTENTIAL CONFLICTS OF INTEREST, WHICH MAY RESULT IN DECISIONS THAT FAVOR INTERCEPT AND HARLAND OVER OUR OTHER SHAREHOLDERS



     Because Netzee, InterCept and Harland are engaged in the sale of electronic commerce products and services to community financial institutions, numerous potential conflicts of interest exist between our companies or their affiliates. We compete with each other when offering some products and services to potential customers. Our bylaws contain provisions addressing potential conflicts of interest between us and InterCept and the allocation of transactions that, absent such allocation, could constitute corporate opportunities of both companies. See "Description of Capital Stock -- Relationship with InterCept." Under these provisions, InterCept may take advantage of a corporate opportunity rather than presenting that opportunity to us, absent a clear indication that the opportunity was directed to us rather than to InterCept.


     Our existing and future agreements and relationships with InterCept have not resulted and will not necessarily result from arms-length negotiations. InterCept currently owns approximately 28% of our common stock. Our Chairman, our Vice Chairman and two of our other directors are directors and significant shareholders of InterCept. In addition, John W. Collins, our Chairman, serves as Chief Executive Officer of InterCept. When the interests of InterCept diverge from our interests, InterCept's officers and directors may exercise their influence in InterCept's best interests. Therefore, our agreements and relationships with InterCept may be less favorable to us than those that we could obtain from unaffiliated third parties. Moreover, many of the transactions between us and InterCept do not lend themselves to precise allocations of costs and benefits. Thus, the value of these transactions will be left to the discretion of the parties, who are subject to potentially conflicting interests.

     Other than the provisions of our bylaws relating to corporate opportunities with InterCept, there is no mechanism in place to resolve these conflicts of interest, except that it is our policy that transactions with affiliated parties be approved by a majority of our disinterested directors. Nevertheless, due to the extensive relationships between InterCept and us, we may make decisions that potentially favor InterCept or its affiliates at the expense of our shareholders. Furthermore, Georgia law may prohibit a shareholder from successfully challenging these decisions, if the decision received the affirmative vote of a majority, but not less than two, of our disinterested directors who received full disclosure of the existence and nature of the conflict.

     There is no mechanism in place to resolve conflicts of interest with Harland, except as described above. Our existing agreements and relationships with Harland have resulted, but future agreements will not necessarily result, from arms-length negotiations. Harland currently owns approximately 16% of our common stock. Two of our directors were appointed by Harland, and those appointees are also executive officers of Harland or its subsidiaries. When the interests of Harland diverge from our interests, these individuals may exercise their influence in Harland's best interests. Therefore, our agreements and relationships with Harland may be less favorable to us than those that we could obtain from unaffiliated third parties.


OUR BUSINESS AND PROSPECTS WILL SUFFER IF END USERS DO NOT ACCEPT AND USE OUR PRODUCTS AND SERVICES


     We derive substantially all of our revenues from products and services provided to community financial institutions, their customers and other participants in the financial services industry. Our future success depends significantly upon the willingness of community financial institutions to offer technological innovations such as Internet and telephone banking and upon their customers' demand for and acceptance of these technological innovations and the willingness of these financial institutions to use our wholesale support applications. If community financial institutions and their customers do not readily accept these technological innovations as reflected in our products and services, we will experience reduced demand for our products and services.


     We may not be able to be successful in marketing these products and services or other integrated products and services. In addition, changes in economic conditions and unforeseen events, including recession, inflation or other adverse occurrences, may result in a significant decline in the utilization of community financial institution services or demand for our products and services. Any event that results in decreased consumer or corporate use of community financial institution services, or increased pressures on community financial institutions toward the in-house development of Internet-based systems, could have a material adverse effect on our business, financial condition and results of operations.


     Because we offer Internet-based products and services, our business would be adversely affected if Internet use does not continue to grow or grows more slowly than expected. Internet usage may be inhibited for a number of reasons, including inadequate network infrastructure, security concerns, inconsistent quality of service and unavailability of cost effective, high-speed access to the Internet. If the market for Internet-based financial services fails to grow, grows more slowly than anticipated or becomes saturated with competitors, our business, financial condition and results of operations likely would be materially adversely affected.


WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT, AND THESE DELAYS MAY ADVERSELY AFFECT US


     The electronic banking and financial services industry is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. Our future success will depend on our ability to develop, test, sell and support new and integrated products and services that will keep pace with technological advances and industry standards and satisfy the evolving needs of both financial institutions and their customers. Our inability to develop and introduce new and integrated products and services in a timely manner could limit the marketability of our products and services and could render them obsolete, which would adversely affect us. Further, we cannot predict the time required and costs involved in developing new and integrated products and services. Actual development costs could substantially exceed budgeted amounts, and estimated product development schedules could require extensions. In these cases, our business, financial condition and results of operations may be materially adversely affected.


IF OUR ACQUISITION STRATEGY IS NOT SUCCESSFUL, WE MAY LOSE OUR COMPETITIVE POSITION, AND OUR BUSINESS AND FINANCIAL RESULTS MAY SUFFER


     We intend to continue to evaluate potential acquisition candidates within our industry, and we may acquire complementary technologies or businesses in the future. Due to consolidation trends within the on-line services industry, failure to adopt and to implement successfully a long-term acquisition strategy could damage our competitive position. Future acquisitions may involve large, one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of these factors could adversely affect our business, financial condition or results of operations. An acquisition involves numerous risks, including:

     - assimilating effectively the operations, products and services, technology, information systems and personnel of the acquired company into our operations;

     - diverting our management's attention from other business concerns;

     - impairing relationships with our employees, affiliates, strategic marketing alliances and content providers;

     - failing to maintain uniform standards, controls, procedures and policies;

     - entering markets in which we have no direct prior experience; and

     - losing key employees of the acquired company.

     Some or all of these risks could result in a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to identify suitable acquisition candidates that are available for sale at reasonable prices. We may also elect to finance future acquisitions with debt financing, which would increase our debt service requirements, or through the issuance of additional common or preferred stock, which could result in dilution to our shareholders. There can be no assurance that we will be able to arrange adequate financing for any acquisitions on acceptable terms or at all.

THE UNPREDICTABILITY OF OUR FUTURE FINANCIAL RESULTS AND EVENTS BEYOND OUR CONTROL MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK


     The price of our common stock has fluctuated substantially and our financial results and stock price may fluctuate substantially in the future. These fluctuations may be caused by numerous factors, including pricing competition for our products and services and our ability to generate revenues and operate profitably. Other factors which may cause our common stock to be adversely affected and which may cause significant fluctuations in our stock price include:

     - our actual or anticipated operating results;

     - our actual or anticipated growth rates, as they may change from time to time;

     - changes in analysts' estimates;

     - competitors' announcements;

     - regulatory actions;

     - industry conditions;

     - general economic conditions; and

     - a variety of other factors that we have discussed elsewhere in "Risk Factors" and the other information included in or incorporated by reference into this prospectus.

     Further, the market for Internet and technology companies has experienced extreme price and volume volatility that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. The trading prices of the stock of many Internet and technology companies are at or near historical lows and reflect relative valuation levels substantially lower than historical levels. Because our stock price is currently very low, small trades and changes in our stock price can produce significant percentage changes in the value of our common stock.


OUR CONTINUED INABILITY TO COMPLY WITH THE MAINTENANCE LISTING CRITERIA OF THE NASDAQ NATIONAL MARKET MAY CAUSE OUR COMMON STOCK TO BE DELISTED



     Our common stock is currently listed on the Nasdaq National Market. Thus, we are subject to financial and market-related tests and other qualitative standards established by Nasdaq to maintain our listing. On March 13, 2001, we were notified by Nasdaq that we had failed to meet the continued $1.00 minimum bid price rule for continued listing. We have been given until June 11, 2001 to come into compliance with this rule. If we fail to meet this requirement (or any of Nasdaq's other continued listing requirements), Nasdaq could delist our common stock. If this were to happen, it may be more difficult for a shareholder to buy or sell our stock at competitive market prices, or at all, and we may lose support from institutional investors, brokerage firms and market makers that currently buy and sell our stock and provide information to investors about us. Such an event could also cause the price of our stock to decrease further.

OUR SALES EFFORTS MAY BE DELAYED BECAUSE COMMUNITY FINANCIAL INSTITUTIONS ARE GENERALLY SLOW TO ADOPT NEW TECHNOLOGY


     Community financial institutions tend to be cautious in making purchase decisions regarding new technologies. This requires us to provide a significant level of education to prospective customers regarding the use and benefits of our products and services prior to the purchase of our products and services. Further, community financial institutions are frequently slow to approve capital expenditures and to review new technologies that affect key operations. In addition, our low stock price, operating losses and financial resources have made some financial institutions reluctant to purchase our products and services. All of this could have the affect of significantly lengthening our sales cycle or reducing sales, thereby delaying revenue growth and adversely affecting our business, operating results and financial condition.


OUR OPERATING RESULTS MAY ADVERSELY BE AFFECTED BECAUSE IMPLEMENTATION OF OUR INTERNET BANKING PRODUCTS AND SERVICES BY OUR COMMUNITY FINANCIAL INSTITUTION CUSTOMERS MAY TAKE LONGER THAN WE ANTICIPATE


     During the course of an initial implementation of our Internet banking products and services, we must integrate our Internet banking software with a community financial institution's core processing systems. This involves the installation of an interface to permit communication between our Internet banking products and services and the community financial institution's core processing systems. We may, from time to time, experience some delays in the integration process, particularly if we do not already have an established interface for a particular core processing system. It takes us an average of 60 to 90 days to implement our service bureau Internet banking services. A longer integration period will increase our costs associated with the implementation and delay the recognition of revenues. Changes to existing core software systems by existing customers and custom implementations for future client financial institutions may also cause integration delays in future implementations that could have a material adverse effect on our business, operating results and financial condition for subsequent periods. The implementation of our in-house Internet banking product depends on the size and complexity of the financial institution's infrastructure of systems, network structure and software.


DAMAGE TO OUR DATA CENTERS WOULD RESULT IN FAILURES OR INTERRUPTIONS IN PROVIDING OUR PRODUCTS AND SERVICES TO OUR CUSTOMERS, WHICH COULD JEOPARDIZE OUR BUSINESS AND CUSTOMER RELATIONSHIPS


     Although we have backup facilities to provide Internet services if one or more of our data centers fail to function, a natural disaster, such as a fire, tornado or flood, or other unanticipated problem at one or more of our data centers, including an extended power loss, telecommunications failure, break-in, computer virus, hacker attack or other events beyond our control, could nevertheless result in failures or interruptions in providing our products and services to our customers. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.


OUR BUSINESS COULD SUFFER IF OUR COMMUNITY FINANCIAL INSTITUTION CUSTOMERS TERMINATE THEIR CONTRACTS WITH US


     Significant consolidation is occurring in the financial services industry, and our community financial institution customers that are involved in mergers and acquisitions may terminate their agreements with us or fail to renew them when they expire. An existing community financial institution customer may be acquired by or merged with another financial institution that utilizes a different Internet banking system or does not desire to continue the relationship with us for some other reason. This could result in the new entity terminating the relationship with us. This risk is particularly relevant to us because we target small to mid-sized community financial institutions as customers, which are more likely to be potential acquisition candidates. Our business, financial condition and results of operations would suffer if community financial institution customers terminate their relationships with us as a result of industry consolidation or for any other reason.


IF WE CANNOT HIRE AND RETAIN QUALIFIED PERSONNEL, WE WILL NOT BE ABLE TO CONDUCT OUR OPERATIONS SUCCESSFULLY OR AT ALL


     There is significant competition for qualified employees, and high employee turnover exists among Internet and other technology companies today. As a result, we may experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Our operating results may be adversely affected if we experience increased expenses related to attracting, training and retaining qualified employees. Our failure to succeed in attracting new personnel or retaining and motivating our current personnel could adversely affect our business, financial condition and results of operations.


NETWORK SECURITY PROBLEMS COULD HINDER THE GROWTH OF THE INTERNET AND CAUSE US TO LOSE CUSTOMERS


     To the extent that our activities involve the storage and transmission of proprietary information, security breaches could expose us to possible liability and damage our reputation. Any compromise of our security could harm our business and could deter people from using the Internet to conduct transactions that involve transmitting confidential information. We rely on standard Internet security systems, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of data. Nevertheless, compromises or breaches of our security measures may occur.

     Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Someone who is able to circumvent our security measures could misappropriate our proprietary information or cause interruptions in our Internet operations. Internet and on-line service providers have in the past experienced, and we may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, including current and former employees or others. Concerns regarding security risks may deter community financial institutions from purchasing our products and services and deter their customers from using our products and services. We may need to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. These breaches may also require us to pay money damages to others who were harmed by them. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or termination of service to users accessing web sites that deliver our services, any of which could harm our business, financial condition and results of operations.

DEFECTS IN SOFTWARE PRODUCTS THAT WE USE IN OUR PRODUCTS AND OUR INABILITY TO SUSTAIN A HIGH VOLUME OF TRAFFIC MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS


     The software used by our systems, products and services may contain errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to correct. We have recently introduced and will be continually introducing new products in the market and have not experienced any product liability claims to date, but the sale and support of our products and services may entail the risk of these claims. A product liability claim brought against us could have a material adverse effect on our business, financial condition and results of operations.

     Furthermore, as the volume of traffic and transactions on our system increases substantially, we could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to project accurately the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure in a timely manner to accommodate these increases. Any inability to do so could harm our business.


INCREASED COMPETITION MAY INCREASE PRICING PRESSURES, REDUCE MARGINS AND CREATE A LOSS OF MARKET SHARE


     The market for our products and services is highly competitive. We compete with a variety of third parties, including other providers of Internet banking systems, as well as systems developed internally by financial institutions. We also expect competition in our markets to increase significantly as new companies enter our market and current competitors expand their product lines and services. These new competitors may include non-bank financial institutions, such as brokerage firms, on-line service providers and data processing vendors, among others. In many instances, these entities are dominant competitors and may enjoy substantial competitive advantages, including:

     - greater name recognition;

     - greater financial, technical and marketing resources to devote to the development, promotion and sale of their services;

     - longer operating histories; and

     - a larger base of client financial institutions.

     Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially and adversely affect our business, financial condition and operating results.


INFRINGEMENT BY OTHERS UPON OUR PROPRIETARY TECHNOLOGY COULD HARM OUR ABILITY TO ESTABLISH AND PROTECT OUR PROPRIETARY RIGHTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS


     Our inability to protect our proprietary rights adequately could have a material adverse effect on the acceptance of our brand names and on our business, financial condition and operating results. We rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights. Further, we have pending patent applications in the United States and Canada with respect to our PALMS(TM) asset/liability management software.

     There can be no assurance that the steps we have taken, and will take in the future, to protect our proprietary rights will be adequate or that third parties will not infringe upon or misappropriate our copyrights, trademarks, service marks, domain names and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our services. Our competitors or others may adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Moreover, because Internet domain names derive value from the individual's ability to remember these names, we cannot guarantee that our Internet domain names will maintain their value if, for example, users begin to rely on mechanisms other than Internet domain names to access on-line resources.

     Furthermore, we may become involved in litigation or other proceedings regarding our trade secrets, copyrights and other intellectual property rights. An adverse determination in intellectual property litigation could result in the loss of proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our products and services. There can be no assurance that we would be able to obtain licenses, if necessary, on commercially reasonable terms, or at all. In addition, litigation would divert management resources and be expensive. Any of these results could have a material adverse effect on the acceptance of our brand names and on our business, financial condition and operating results.


OUR GROWTH MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES THAT COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET


     Other than the Gramm-Leach-Bliley Act discussed below, there are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues, including user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy issues apply to the Internet. Any new laws or regulations relating to the Internet or the manner in which existing laws are applied to the Internet could adversely affect our business.

     Our primary customers are community financial institutions, which are heavily regulated. In addition, financial institution regulators can effectively control and mandate the standards for the required security systems, communication technologies and other features of our products and services. There can be no assurance that federal, state or foreign governmental authorities will not adopt new regulations addressing electronic financial institution operations that could require us to modify our current or future products and services.

     For example, the U.S. Congress enacted the Gramm-Leach-Bliley Act in November 1999. This law restricts or prohibits our ability to offer third parties access to non-public personal information generated by our Internet banking products and services. Further, with respect to the information of each particular individual that does business with a community financial institution, we will be required to comply with the privacy policies that are adopted by each financial institution. Pursuant to this law, the federal banking authorities, the Securities and Exchange Commission and the Federal Trade Commission have adopted rules and regulations implementing this law. Finally, this law specifically permits states to adopt financial privacy laws that are more restrictive than federal law. This law or the adoption of other laws or regulations affecting our business or our community financial institution customers' businesses could reduce our growth rate or could otherwise have a material adverse effect on our business, financial condition and operating results.


TAXATION OF OUR INTERNET PRODUCTS AND SERVICES COULD AFFECT OUR PRICING POLICIES AND REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES



     Any legislation that substantially impairs the growth of Internet commerce could have a material adverse effect on our business, financial condition and operating results. The tax treatment of the Internet and Internet commerce is currently unsettled. A number of proposals at the federal, state and local levels in the United States and before foreign governments would, if enacted, impose taxes on the sale of goods and services provided over the Internet. A recently enacted law places a temporary moratorium on some forms of taxation on Internet commerce. We cannot predict the effect of current attempts to tax or regulate commerce over the Internet.



TO EXECUTE OUR STRATEGY, WE MAY REQUIRE ADDITIONAL FUNDING THAT MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL, AND A LACK OF FUNDS COULD SUBSTANTIALLY IMPAIR OUR ABILITY TO OPERATE, GROW AND BE PROFITABLE


     We do not have sustained earnings or positive cash flow, and our business strategy currently requires us to incur significant expenses to operate competitively and to grow our business. We do not currently have adequate cash flow from operations to fund these expenses, although we expect to achieve positive cash flow from operations by the end of 2001. Until that time, we will be funding our operations from balances available on our credit facility. If we should need additional financing, it may not be available on favorable terms or at all. If we cannot raise adequate funds to satisfy our operating and capital requirements, we may have to limit our operations significantly or cease operations altogether. Our future operating and capital requirements depend upon many factors, including:

     - our ability to achieve our cost savings measures;

     - the response of customers to our product and service offerings;

     - the extent to which we expand our products and services;

     - the extent to which we develop and upgrade our technology and data network infrastructure; and

     - the occurrence, timing, size and successful integration of acquisitions.

OUR STOCK VALUE MAY BE ADVERSELY AFFECTED BECAUSE OUR MANAGEMENT AND AFFILIATES BENEFICIALLY OWN APPROXIMATELY 60% OF OUR COMMON STOCK, AND THUS NO CORPORATE ACTIONS REQUIRING SHAREHOLDER APPROVAL CAN BE TAKEN WITHOUT THEIR APPROVAL


     Our officers, directors and affiliated persons beneficially own approximately 60% of our common stock. As a result, our officers, directors and affiliated persons effectively are able to:

     - elect, or defeat the election of, our directors;

     - amend or prevent amendment of our articles of incorporation or bylaws;

     - effect or prevent a merger, sale of assets or other corporate transaction; and

     - control the outcome of any other matter submitted to the shareholders for vote.

     Our public shareholders, for so long as they hold less than a majority of the outstanding shares of our common stock, are unable to control the outcome of any shareholder vote. Management's stock ownership may discourage a potential acquiror from offering to purchase or otherwise attempting to obtain control of Netzee, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.


FUTURE SALES OF OUR COMMON STOCK WILL DILUTE CURRENT SHAREHOLDER OWNERSHIP AND MAY DEPRESS OUR STOCK PRICE


     To carry out our growth strategies, we plan to acquire other businesses and products using a combination of our stock and cash, and we may also sell additional shares of our stock to raise money for expanding our operations. We may issue more shares of stock, both common and preferred, in future acquisitions or in sales of our stock, which would dilute current shareholder ownership interest in Netzee.


     If our shareholders sell substantial amounts of our common stock, including shares issuable upon the conversion of shares of preferred stock and the exercise of outstanding options, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. As of April 30, 2001, we had 3,345,153 shares of common stock outstanding, 51,384 shares of common stock reserved for issuance upon the conversion of preferred stock we issued, and options outstanding to acquire 480,032 shares of common stock. In connection with our acquisition of Digital Visions, we also agreed to issue to the former shareholders of Digital Visions up to 39,267 shares of our common stock upon the attainment by the Digital Visions operations of revenue goals in fiscal year 2001. Additionally, in connection with the acquisition of substantially all of the assets of Card Plus, we granted to Card Plus the right to receive up to 28,572 additional shares of common stock upon the attainment of certain revenue, EBITDA and employee retention goals for the period from July 1, 2000 to June 30, 2001. Additionally, Card Plus has the right to receive all 28,572 additional shares of common stock if our common stock is priced below $36.00 per share on June 29, 2001, regardless of the attainment of these performance goals.



     In addition, we may be required to register up to 927,655 shares of common stock that we issued in connection with some of our acquisitions, subject to the terms and conditions of applicable registration rights agreements. Further, we have reserved a total of

790,405 shares of our common stock for issuance under our stock option plan. The plan provides that this amount will be automatically increased on January 1 of each year to an amount equal to 20% of the fully diluted shares of our common stock on the preceding December 31, provided, however, that the number of shares available for issuance shall not be less than 437,500. As of April 30, 2001, we have outstanding options to purchase a total of 480,032 shares of common stock under this plan. We have registered 790,405 of the shares presently issuable under this plan for sale in the public market.



OUR FUTURE EARNINGS WILL BE REDUCED BECAUSE WE HAVE A SIGNIFICANT AMOUNT OF INTANGIBLE ASSETS


     As of March 31, 2001, approximately $58.1 million, or 82%, of our total assets were intangible assets. These intangible assets primarily represent amounts attributable to the issuance of stock in acquisitions accounted for as purchases. We will likely record additional intangible assets in the future if we acquire additional businesses. Additionally, we currently amortize intangible assets over a useful life that management believes is reasonable and is allowable under generally accepted accounting principles, or GAAP. GAAP can change in the future and affect the amortization period and therefore our future results. Additionally, any additional impairment in the value of these intangible assets could have a material adverse effect on our business, financial condition and operating results.


OUR ARTICLES OF INCORPORATION AND BYLAWS, AS WELL AS GEORGIA CORPORATE LAW, MAY PREVENT OR DELAY THIRD PARTIES FROM BUYING YOUR STOCK AND RESULT IN A DECREASE IN THE STOCK PRICE


     Our articles of incorporation, bylaws and Georgia law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our shareholders. For example, our articles of incorporation and bylaws provide, among other things, that:

     - the board of directors, without shareholder approval, has the authority to issue preferred stock with rights superior to the rights of the holders of common stock, and we have already issued a series of preferred stock in connection with one of our acquisitions;

     - our directors may only be removed for cause, and only upon the vote of the holders of at least 66 2/3% of our voting stock;

     - the board of directors is divided into three classes and directors have staggered terms; and

     - the shareholders may call a special meeting only upon request of 75% of votes entitled to be cast on an issue.

     Georgia law also contains "business combination" and "fair price" provisions. Our board of directors may adopt these provisions and other "anti-takeover" measures without shareholder approval, the effect of which may be to delay, deter or prevent a change in control of Netzee.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus and in the information incorporated by reference into this prospectus. These statements represent our future expectations or projections for Netzee. You can generally identify forward-looking statements by the use of the words "may," "will," "plans," "anticipates," "expects," "intends," "predicts," "estimates," "believes," and other similar words. These forward-looking statements are made only as of the date of this prospectus, or, if incorporated by reference into this prospectus from one of our SEC filings, the date on which the filing is made.

     Forward-looking statements include statements regarding:

     - our business strategies and goals;

     - our future sources of revenues and potential for growth and profitability;

     - our ability to maintain our listing on the Nasdaq National Market;

     - our relationship with InterCept and Harland;

     - our ability to develop our existing products and services and to enhance or expand our product offerings;

     - trends and conditions in our industry and the economy generally;

     - development of our sales and marketing efforts;

     - our ability to integrate our previous and future acquisitions; and

     - other statements that are not of historical fact.

     We believe that it is important to communicate our expectations for the future to our investors, and we believe that the expectations expressed in our forward-looking statements are reasonable and accurate based upon information we currently have or may have at the time the statement is made. However, our expectations may not prove to be correct due to future events we have not accurately predicted or over which we have no control. Important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors" in this prospectus and in our SEC filings that we incorporate by reference into this prospectus. You should also consider the cautionary statements that may be provided with information contained in filings that are incorporated by reference into this prospectus. We do not have a duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results.

     Unaudited pro forma financial information that may be incorporated by reference into this prospectus does not purport to represent what our results of operations or financial position would actually have been. You should not rely on the pro forma financial information as being representative of our future results of operations or financial position.

                                USE OF PROCEEDS



     All 40,000 shares of common stock to be offered pursuant to this prospectus are being offered by the selling shareholders. Except as provided in the next paragraph, we will not receive any proceeds from the sale of these shares by the selling shareholders.



     All 40,000 shares of common stock to be offered pursuant to this prospectus were received by the selling shareholders pursuant to our acquisition of Card Plus on July 28, 2000. At the closing of this acquisition, all of these shares were placed in escrow until August 20, 2001 to satisfy indemnification obligations of the selling shareholders to Netzee. Any shares that are sold by the selling shareholders will be released from the provisions of the escrow, provided that the selling shareholders will immediately return all proceeds of the sale to the escrow. Thus, we may indirectly receive some or all of the proceeds of this offering as a result of the selling shareholders' indemnification obligations to us. In the event that any of these proceeds are released to us from the escrow, they will be used by us for working capital requirements, to pay down our credit facility and for general corporate purposes. At this time, we cannot determine the amount of proceeds, if any, that we may be entitled to receive from the escrow. As of the date of this prospectus, we have not made any claims for indemnification against the escrow.

                              SELLING SHAREHOLDERS



     On July 28, 2000, we purchased substantially all of the assets of Card Plus, which provided outsourced software and systems development as well as related consulting services. In connection with this acquisition, we issued 40,000 shares of our common stock to the three shareholders of Card Plus. All of these shares were placed in escrow to satisfy indemnification obligations of the Card Plus shareholders to Netzee. Any shares that are sold by the selling shareholders will be released from the provisions of the escrow, provided that the selling shareholders will immediately return all proceeds of the sale to the escrow. The escrow period ends August 20, 2001. See "Use of Proceeds." The shareholders of Card Plus also have the right to require us to register up to 28,572 shares of common stock that may be issued upon the attainment of certain performance-related goals in 2001, or if our common stock price is below $36.00 per share on June 29, 2001. None of the former shareholders of Card Plus are officers or directors of Netzee.



     The following table sets forth information regarding the beneficial ownership of our common stock held by each selling shareholder as of May 1, 2001, and as adjusted to reflect the sale of common stock offered by each selling shareholder. The information in the table is based on information from the named persons regarding their ownership of our common stock. Except as otherwise indicated, and subject to applicable community property laws, each of the selling shareholders has sole voting power and investment power over the shares beneficially owned. As of April 30, 2001, there were 3,345,153 shares of common stock outstanding.



                              SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                     OWNED                               OWNED AFTER THE
                             PRIOR TO THE OFFERING                          OFFERING
                             ----------------------     NUMBER OF      -------------------
NAME OF SELLING SHAREHOLDER   NUMBER       PERCENT    SHARES OFFERED   NUMBER      PERCENT
---------------------------  --------      --------   --------------   ------      -------
Kenneth G. Ambellan.......    20,000          *           20,000         0            0%
Robert W. Boylston,
  Jr.(1)..................    18,000          *           18,000         0            0
Tonya H. Boylston(1)......     2,000          *            2,000         0            0


-------------------------

  * Less than 1% of the outstanding common stock.


(1) Each of Robert W. Boylston, Jr. and Tonya H. Boylston, who are husband and wife, are deemed to beneficially own the shares held by the other. Therefore, each of them may be deemed to beneficially own and be offering for sale 20,000 shares of common stock, which is the total number of shares owned by both of them.

                          DESCRIPTION OF CAPITAL STOCK


     The following description of our capital stock is only a summary and is subject to the provisions of applicable law and the provisions of our articles of incorporation and bylaws, as amended, which are incorporated by reference into the registration statement of which this prospectus forms a part.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Our articles of incorporation authorize the board of directors to issue 70,000,000 shares of common stock without par value and 5,000,000 shares of preferred stock without par value, in one or more classes or series and to determine the voting rights, preferences as to dividends and in liquidation, and conversion and other rights of each series. We have authorized 500,000 shares of Series A 8% Convertible Preferred Stock and 500,000 shares of Series B 8% Convertible Preferred Stock. As of April 30, 2001, 3,345,153 shares of common stock were issued and outstanding and held by approximately 245 shareholders of record, and 500,000 shares of Series B preferred stock were outstanding and held by one shareholder of record. No shares of Series A preferred stock are outstanding.


  Common Stock

     Under the articles of incorporation, holders of common stock are entitled to receive dividends as the board of directors may legally declare. Each shareholder is entitled to one vote per share on all matters to be voted upon and is not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of Netzee, will be entitled to share ratably in the net assets of Netzee available for distribution to common shareholders. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of holders of any classes or series of preferred stock that we have issued or may issue in the future.

  Preferred Stock


     On December 15, 1999, we issued 500,000 shares of Series A preferred stock in connection with the acquisition of substantially all the assets and the assumption of certain of the liabilities of DPSC relating to its business of developing, marketing and distributing financial institution software and related products and services. The Series A preferred stock entitled the holder thereof to receive cumulative cash dividends when, as and if declared by the board of directors at the rate of 8% per year. Dividends accrued each day and had to be paid in full before any dividend was paid on any stock ranking junior to the Series A preferred stock, including the common stock. The Series A preferred stock was also entitled to receive a preferential liquidation payment upon the liquidation, dissolution or winding up of Netzee for any reason. This payment had to be made before the payment or distribution of any assets of Netzee in liquidation to the holders of any stock ranking junior to the Series A preferred stock, including the common stock. The shares of Series A preferred stock were immediately convertible into an aggregate of 51,384 shares of common stock, subject to certain anti-dilution adjustments. The Series A preferred stock would also have been redeemable at our option if the average closing price of the common stock for any four week period had equaled or exceeded $208.00 per share. This condition to our redemption option with respect to the Series A preferred stock was never met. Further, on or after June 15, 2002, the holders of the Series A preferred stock had the right to require us to purchase all shares of Series A preferred stock owned by such holders at a price equal to $13.00 per share, plus all accrued and unpaid dividends.

     On September 29, 2000, we issued 500,000 shares of Series B preferred stock in exchange for all 500,000 shares of Series A preferred stock that we had issued to DPSC in December 1999. No commission or other remuneration was paid or given in connection with this exchange. The exchange was entered into in order to reflect the original intent of the parties to the acquisition of the DPSC assets. The shares of Series B preferred stock have substantially identical rights, preferences and limitations as the shares of Series A preferred stock, except as follows:

     - Upon conversion of the Series B preferred stock, a holder is entitled to receive all accrued but unpaid dividends thereupon. Under the terms of the Series A preferred stock, Netzee was not obligated to pay such dividends upon conversion.

     - Upon liquidation of Netzee, a holder of the Series B preferred stock is entitled to receive all accrued but unpaid dividends thereupon. Under the terms of the Series A preferred stock, Netzee was only obligated to pay such dividends to the extent that they were declared but unpaid.

     Pursuant to the terms of the Series A preferred stock, these shares were retired upon our reacquisition of them and may not be reissued.

CLASSIFIED BOARD OF DIRECTORS

     The articles of incorporation provide that the board of directors shall consist of not less than three members, unless the articles of incorporation are amended to delete the classification of the board of directors. The board of directors is divided into three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the members of the board of directors are elected at each annual meeting of shareholders. The classification of directors permits the remaining directors to fill any vacancies on the board of directors and has the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not any change in the board of directors would be beneficial to us and our shareholders and whether or not a majority of our shareholders believes that such a change would be desirable. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies. Currently, the terms of class I directors expire upon the date of the 2003 annual meeting of shareholders, the terms of class II directors expire upon the date of the 2004 annual meeting of shareholders, and the terms of class III directors expire upon the date of the 2002 annual meeting of shareholders.

REMOVAL OF DIRECTORS AND FILLING VACANCIES


     The bylaws provide that, unless the board of directors otherwise determines, any vacancies, including vacancies resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Directors elected to fill a vacancy shall hold office until the next election of the class for which they were chosen, or if the vacancy occurs from an increase in the size of the Board, until the next annual meeting of shareholders. Directors may only be removed for cause, and then only by the affirmative vote of the holders of at least
66 2/3% of our voting stock.


SPECIAL MEETINGS AND ACTION OF SHAREHOLDERS BY WRITTEN CONSENT


     Under the bylaws, the holders of shares representing 75% or more of the votes entitled to be cast may call a special meeting of shareholders. This provision makes it more difficult for shareholders to call special meetings of shareholders. Further, under the articles of incorporation, the shareholders may act without a meeting and by written consent, if the written consent is signed by all of the shareholders of Netzee. This provision makes it more difficult for shareholders to take action outside of a duly called annual or special meeting.


ADVANCE NOTIFICATION OF DIRECTOR NOMINATIONS AND NEW BUSINESS


     Our bylaws require shareholders to notify us in advance of their nominations of candidates for election to the board of directors who are not nominated by the board of directors. This provision also requires advance notification of shareholder proposals to be presented at the annual meeting of shareholders. Without compliance with these provisions, any director nominations or proposals to be presented by shareholders without the approval of the board of directors cannot be considered by the shareholders at a meeting.


INDEMNIFICATION AND LIMITATION OF LIABILITY


     The articles of incorporation eliminate, subject to certain exceptions, the personal liability of a director to us or our shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The articles of incorporation do not provide for the elimination of or any limitation on the personal liability of a director for (1) any appropriation, in violation of the director's duties, of any business opportunity of ours, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) unlawful corporate distributions, or (4) any transactions from which the director derived an improper personal benefit. The articles of incorporation further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended, without further action by the shareholders. These provisions of the articles of incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to the shareholder or to us.

     Our bylaws require us to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, including any action or suit by or in the right of Netzee, because he or she is or was a director of Netzee, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors has the power to cause us to indemnify our (1) officers, employees and agents, and (2) any director, officer, employee or agent of Netzee who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In order to provide this indemnification, the board of directors must adopt a resolution identifying the person or persons to be indemnified and specifying the particular rights to be provided, which may be different for each person.

     We have entered into indemnification agreements with each of our executive officers and directors that indemnify them to the fullest extent permitted by the Georgia Business Corporation Code.

     To the extent that we have funds reasonably available to be used, we shall advance to any Netzee director, and may advance to any officer, employee or agent of Netzee (but only if so provided by a resolution of the board of directors), expenses incurred in defending any proceeding for which indemnification is applicable, even before the final disposition of the proceeding. However, the indemnified party must provide a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification and a written undertaking to repay any advances made if it is determined that the person is not entitled to indemnification. At present, the board of directors has not adopted any indemnification resolutions although it may do so at any time.

     Our bylaws also permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Netzee, or who, while serving in that capacity, is also or was also serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not we were required to indemnify the person by any bylaw provision or resolution of the board of directors. We have purchased a policy of insurance providing reimbursement of liabilities incurred by directors and officers in their capacities as such.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Netzee pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



BUSINESS COMBINATION PROVISIONS OF GEORGIA LAW



     The Georgia Business Corporation Code generally restricts a corporation from entering into certain business combinations with an interested shareholder, which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock, or its affiliates, for a period of five years after the date on which the shareholder became an interested shareholder, unless:


     - the transaction is approved by the board of directors of the corporation prior to the date such person became an interested shareholder,

     - the interested shareholder acquires 90% of the corporation's voting stock in the same transaction in which it exceeds 10%, or

     - subsequent to becoming an interested shareholder, the shareholder acquires 90% of the corporation's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the transaction.

     The "fair price" provisions of the Georgia Business Corporation Code further restrict business combination transactions with 10% or greater shareholders. These provisions require that the consideration paid for stock acquired in the business combination must meet specified tests, which are designed to ensure that shareholders receive at least fair market value for their shares in the business combination.


     The interested shareholder and fair price provisions of the Georgia Business Corporation Code do not apply to a corporation unless the bylaws of the corporation specifically provide that these provisions are applicable to the corporation. Netzee has not elected to be covered by these provisions, but it could do so by action of the board of directors at any time.


RELATIONSHIP WITH INTERCEPT



     Our bylaws address potential conflicts of interest between us and InterCept, which beneficially owns approximately 28% of our common stock. These bylaw provisions are designed to make clear to all persons who may purchase our shares from time to time that the undertaking by InterCept of specific corporate transactions that might otherwise be deemed to be corporate opportunities of both ours and InterCept will not constitute a usurpation of corporate opportunities. These provisions also clarify that a director or officer has fulfilled his or her fiduciary and other duties to us and has not derived an improper benefit if he or she acts consistently with the following policy:


     - A corporate opportunity offered to any person who is an officer of Netzee, and is also a director but not an officer of InterCept, shall belong to Netzee, if the opportunity is expressly offered to that person in working solely in his or her capacity as an officer of Netzee. Otherwise, the opportunity shall belong to InterCept.

     - A corporate opportunity offered to any person who is a director but not an officer of Netzee, and who is also a director or officer of InterCept, shall belong to Netzee, if the opportunity is expressly offered to that person in working solely in his or her capacity as a director of Netzee. Otherwise, the opportunity shall belong to InterCept.

     - A corporate opportunity offered to any person who is an officer of both Netzee and InterCept shall belong to Netzee, if the opportunity is expressly offered to that person in working solely in his or her capacity as an officer of Netzee. Otherwise, the opportunity shall belong to InterCept.


     Additionally, these bylaw provisions provide that a corporate opportunity offered to a person under circumstances where it is unclear whether it was offered primarily in that person's capacity as an officer or director of us or of InterCept may be presented to whichever company the director or officer deems appropriate under the circumstances in his or her sole discretion exercised in good faith. These bylaw provisions will expire on the first day on which (1) InterCept does not own at least 10% of the voting power of Netzee and (2) no person who is an officer or director of Netzee is also a director or officer of InterCept.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is SunTrust Bank, Atlanta.

                              PLAN OF DISTRIBUTION


     We are registering the shares offered under this prospectus on behalf of the selling shareholders and their pledgees, donees, transferees and successors in interest. We will not receive any proceeds from the sale of the shares, except as described in "Use of Proceeds." The selling shareholders and their pledgees, donees, transferees or successors in interest may sell or distribute these shares from time to time. These sales may be made by the selling shareholders directly or through brokers or dealers or underwriters who may act solely as agents, or who may acquire shares as principals. Sales may be made at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholders have the right to accept or reject, in whole or in part, any proposed purchase of these shares, whether the purchase is to be made directly or through agents.

     The shares may be sold in one or more of the following types of transactions, or in any combination of the following types of transactions:

     (a) a cross or block trade, including a transaction in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its account under this prospectus;

     (c) an exchange distribution in accordance with the rules of such exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (e) in transactions "at the market" to or through market makers of our common stock or into an existing market for the common stock;

     (f) in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

     (g) through transactions in options, swaps or other derivatives that may not be listed on an exchange;

     (h) in privately negotiated transactions; or

     (i) in transactions to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Under Rule 144, a shareholder may sell shares held more than one year, provided the shareholder meets various manner of sale, notice and other requirements set forth in Rule 144.

     From time to time after the date of this prospectus, the selling shareholders may pledge or grant a security interest in some or all of the shares offered under this prospectus. If a selling shareholder defaults in performance of the obligations secured by these shares, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling shareholders also may transfer and donate these shares in other circumstances. The number of shares beneficially owned by the selling shareholders will decrease as and when the selling shareholders transfer or donate these shares or default in performing any obligations secured by these shares. The plan of distribution for shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, secured parties or other successors in interest will be selling shareholders for purposes of this prospectus. These matters are subject to the escrow provisions previously described.

     In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with brokers or dealers. In connection with such transactions, brokers or dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume, including positions assumed in connection with distributions of these shares by such brokers or dealers. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with brokers or dealers which require the delivery to the brokers or dealers of the shares registered hereunder, which the brokers or dealers may resell or otherwise transfer under this prospectus. The selling shareholders may also loan or pledge the shares to brokers or dealers and the brokers or dealers may sell the shares so loaned, or, upon a default, the brokers or dealers may effect sales of the pledged shares under this prospectus. These matters are subject to the escrow provisions previously described.

     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, brokers or dealers regarding the sale of these shares, nor is there an underwriter or coordinating broker or dealer acting in connection with the proposed sale of these shares. However, the selling shareholders may use brokers, dealers, underwriters or agents to sell these shares, who may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling shareholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions.

     Because the selling shareholders and such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any commission, discount, concession or profit they realize with respect to the resale of these shares while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of such compensation. The aggregate proceeds to the selling shareholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not paid by us.

     If the selling shareholders sell these shares in an underwritten offering, the underwriters may acquire these shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and brokers or dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to brokers or dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

     If the selling shareholders notify us that they have entered into any material arrangement with a broker or dealer for the sale of these shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, disclosing:

     (a) the name of each selling shareholder and of the participating broker or dealer(s);

     (b) the number of shares involved;

     (c) the price at which such shares were sold;

     (d) the commissions paid or discounts or concessions allowed to such broker or dealer(s), where applicable; and

     (e) other facts material to the transaction.

In addition, we will file a supplement to this prospectus if we are notified that a donee or pledgee that is not already identified as a selling shareholder intends to sell more than 500 shares.

     We have advised the selling shareholders that during such time as they may be engaged in a distribution of these shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits the selling shareholders, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

     We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder, except for commissions of dealers or agents, fees attributable to the sale of the shares and some other expenses. We have agreed to indemnify the selling shareholders, and we may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of these shares, against certain liabilities, including potential liabilities under the Securities Act. The selling shareholders have agreed to indemnify us for certain liabilities, including potential liabilities arising under the Securities Act. The selling shareholders may also agree to indemnify any broker or dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The registration statement for this offering was filed under the terms of a Registration Rights Agreement dated July 28, 2000 among Netzee, Card Plus and each of Kenneth G. Ambellan, Robert W. Boylston, Jr. and Tonya H. Boylston, the former shareholders of Card Plus, and the registration and indemnification rights of the selling shareholders are subject to the terms of that agreement. A copy of that agreement has been filed as Exhibit 4.1 to the registration statement for this offering. This offering will terminate on the earlier of (a) 90 days from the effective date of the registration statement for this offering, or (b) the date on which the selling shareholders have sold all of the shares offered hereby.

     There can be no assurance that the selling shareholders will sell any or all of the shares of common stock offered by them under this prospectus. It is possible that a significant number of these shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.


                      WHERE YOU CAN FIND MORE INFORMATION


     We are required by the Securities Exchange Act of 1934, as amended, to file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also review any document we have filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of such filings from the public reference room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.


                     INFORMATION INCORPORATED BY REFERENCE


     We filed a registration statement on Form S-3 to register with the SEC the shares of common stock to be offered and sold by this prospectus. This prospectus forms a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than by filing subsequent information with the SEC. The historical and future information that is incorporated by reference in this prospectus is considered to be a part of this prospectus and can be obtained as described above. We also incorporate by reference any filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement until the earlier of (a) 90 days from the effective date of the Registration Statement, or (b) the date the selling shareholders sell all of the shares. We incorporate by reference into this prospectus the following documents that we have filed with the SEC:

     - our annual report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-27925), as filed with the SEC on April 2, 2001; and

     - the description of our capital stock contained in our Registration Statement on Form 8-A (File No. 0-27925), as filed with the SEC on September 3, 1999, as amended by the section "Description of Capital Stock" contained in this prospectus.

     We also incorporate by reference all of our SEC filings pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement.

     You may request a copy of these filings, at no cost, by visiting our website at http://www.netzee.com or by writing or telephoning us at Netzee, Inc., 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339, telephone number (770) 850-4000, attention

Richard S. Eiswirth, Senior Executive Vice President, Chief Financial Officer and Secretary.

                                    EXPERTS


     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving said reports.


                                 LEGAL MATTERS

     Sutherland Asbill & Brennan LLP, Atlanta, Georgia, will issue an opinion regarding the validity of the shares of common stock offered under this prospectus. Attorneys at Sutherland Asbill & Brennan LLP may own shares of Netzee common stock.

             ------------------------------------------------------
             ------------------------------------------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Summary.............................    1
Risk Factors........................    4
Forward-Looking Statements..........   16
Use of Proceeds.....................   17
Selling Shareholders................   18
Description of Capital Stock........   19
Plan of Distribution................   24
Where You Can Find More
  Information.......................   27
Information Incorporated by
  Reference.........................   27
Experts.............................   28
Legal Matters.......................   28


     Until           , 2001, all dealers that buy, sell or trade the common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------


                                 40,000 Shares


                                  NETZEE, INC.

                                  Common Stock
                                   PROSPECTUS
                                          , 2001

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     Expenses in connection with the issuance and distribution of the securities being registered hereby are estimated below, all of which will be paid by Netzee pursuant to the terms of the Card Plus Registration Rights Agreement.


SEC registration fee........................................  $    45.00
Legal fees and expenses.....................................   10,000.00
Printing and engraving......................................    5,000.00
Accounting fees and expenses................................    7,500.00
Blue sky fees and expenses..................................        0.00
Transfer agent fees.........................................        0.00
Miscellaneous expenses......................................    5,055.00
                                                              ----------
          Total.............................................  $27,600.00
                                                              ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


GEORGIA BUSINESS CORPORATION CODE

     Section 14-2-851 of the Georgia Business Corporation Code, or the "GBCC," empowers a corporation to indemnify a director (including a former director and including a director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts if the director acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

     In addition, section 14-2-856 of the GBCC permits the articles of incorporation, bylaws, a contract, or resolution approved by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the right of the corporation (e.g., a shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.

     Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as a director of the corporation on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation or for receipt of an improper benefit.

     Section 14-2-857 of the GBCC permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of an authorization contained in the articles of incorporation, the bylaws, a board resolution, or a contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

     Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

     We have entered into indemnification agreements with each of our executive officers and directors that indemnify them to the fullest extent permitted by the GBCC.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Netzee pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ARTICLES OF INCORPORATION

     Article VIII of the Articles of Incorporation exculpates the directors of Netzee from personal liability for money damages to Netzee or its shareholders to the fullest extent permitted by the GBCC, as it may be amended from time to time. Currently, under the GBCC, the directors are exculpated from all liability to Netzee or its shareholders except for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. The Articles of Incorporation also provide that any repeal or modification of Article VIII of the Articles of Incorporation by the shareholders of Netzee shall not adversely affect any right or protection of a director of Netzee existing at the time of such repeal or modification.

BYLAWS

     Article VII of Netzee's Bylaws provides that Netzee must indemnify any person who is or was a director of Netzee who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, including any action or suit by or in the right of Netzee, against any judgment, settlement, penalty, fine or reasonable expenses incurred with any of the foregoing proceedings.

INSURANCE

     We have purchased a policy of insurance providing reimbursement to our officers and directors of indemnification payments and related liabilities incurred in their capacities as such.

REGISTRATION RIGHTS AGREEMENT

     The Registration Rights Agreement, dated July 28, 2000, by and among Netzee, Card Plus and each of the former shareholders of Card Plus (Exhibit 4.1), provides for indemnification of the selling shareholders by Netzee, and indemnification of Netzee, each of its directors and officers and each controlling person of Netzee, by each of the selling shareholders, for certain liabilities, including liabilities arising under the Securities Act.


ITEM 16.  EXHIBITS.



EXHIBIT
  NO.          DESCRIPTION OF EXHIBIT
-------        ----------------------
   4.1         Registration Rights Agreement, dated July 28, 2000, by and among Netzee, Inc., Card Plus, Inc., Kenneth G. Ambellan,
               Robert W. Boylston, Jr. and Tonya H. Boylston.(1)
   5.1         Opinion of Sutherland Asbill & Brennan LLP as to the
               validity of securities being registered.
  23.1         Consent of Arthur Andersen LLP.
  23.2         Consent of Sutherland Asbill & Brennan LLP contained within
               Opinion of Counsel filed as Exhibit 5.1.


-------------------------

(1) Previously filed as an exhibit to Netzee, Inc.'s Form 10-Q for the quarter ended September 30, 2000, as filed with the Securities and Exchange Commission on November 14, 2000, and hereby incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.


     1. The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");


             (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Atlanta, State of Georgia on May 22, 2001.


                                          NETZEE, INC.

                                          By:      /s/ DONNY R. JACKSON
                                             -----------------------------------
                                                      Donny R. Jackson
                                                President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                 TITLE                  DATE
                   ---------                                 -----                  ----

              /s/ DONNY R. JACKSON                 President, Chief Executive   May 22, 2001
------------------------------------------------     Officer and Director
                Donny R. Jackson                     (Principal Executive
                                                     Officer)

            /s/ RICHARD S. EISWIRTH                Senior Executive Vice        May 22, 2001
------------------------------------------------     President, Chief
              Richard S. Eiswirth                    Financial Officer and
                                                     Secretary (Principal
                                                     Financial Officer)

              /s/ JARETT J. JANIK                  Vice President and           May 22, 2001
------------------------------------------------     Controller (Principal
                Jarett J. Janik                      Accounting Officer)

                       *                           Chairman of the Board of     May 22, 2001
------------------------------------------------     Directors
                John W. Collins

                                                   Vice Chairman of the Board
------------------------------------------------     of Directors
                 Glenn W. Sturm

                       *                           Director                     May 22, 2001
------------------------------------------------
                  Jon R. Burke

                                                   Director
------------------------------------------------
               Charles B. Carden

                                                   Director
------------------------------------------------
                 Gayle M. Earls

                   SIGNATURE                                 TITLE                  DATE
                   ---------                                 -----                  ----

                       *                           Director                     May 22, 2001
------------------------------------------------
             Stiles A. Kellett, Jr.

                                                   Director
------------------------------------------------
           Jefferson B. A. Knox, Sr.

                       *                           Director                     May 22, 2001
------------------------------------------------
                Bruce P. Leonard

                       *                           Director                     May 22, 2001
------------------------------------------------
                John E. O'Malley

                       *                           Director                     May 22, 2001
------------------------------------------------
                  A. Jay Waite

         * By: /s/ RICHARD S. EISWIRTH
   -----------------------------------------
              Richard S. Eiswirth
                Attorney-in-Fact